Exhibit 99
News

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Fourth Quarter 2009 Results
•	Diluted earnings per share of $1.93

•	Net sales increased 5% to a record $4.2 billion

•	Net cash from operating activities of $429 million

•	Funded orders of $4.2 billion and funded backlog of $10.9 billion

•	Updated financial guidance for 2010
NEW YORK, January 28, 2010 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.93 for the quarter ended Dec. 31, 2009 (2009 fourth quarter). Net sales increased 5% to a record $4.2 billion compared to $4.0 billion for the quarter ended Dec. 31, 2008 (2008 fourth quarter).
For the year ended Dec. 31, 2009, diluted EPS from continuing operations was $7.61, compared to $7.43 for the year ended Dec. 31, 2008(1). Included in 2008 diluted EPS from continuing operations is a $0.58 net gain for certain items that occurred during the quarter ended June 27, 2008 (2008 second quarter), which are discussed below.
“L-3 finished 2009 on a strong note, achieving record annual sales of $15.6 billion,” said Michael T. Strianese, chairman, president and chief executive officer. “Our full-year results were underscored by a solid fourth quarter, where we generated record sales and strong operating results, cash flow and EPS. The strength of L-3’s ISR (Intelligence, Surveillance and Reconnaissance) businesses continued to be a key driver of our growth, more than offsetting the challenging environment experienced by our government services and commercial businesses.”
Mr. Strianese continued, “L-3’s performance is a testament to the strong work ethic and commitment of our talented 66,000 employees, and the leadership of our management team. Our ability to respond quickly and effectively to our customers’ emerging requirements has distinguished us as an industry leader. In 2010, we will continue to deliver critical capabilities in ISR, unmanned systems, homeland security and military training, along with a host of products and services that are in demand in the government and commercial marketplaces.”

(1)	During the quarter ended March 27, 2009, the company adopted three new accounting standards that required retrospective application of their provisions. These standards and the related retrospective application are more fully described in Tables E and F (Unaudited Supplemental Financial Data) attached to this earnings release.

L-3 Announces Results for the 2009 Fourth Quarter	Page 2
Consolidated Results

	Fourth Quarter		Increase/		Year Ended Dec. 31,		Increase/
($ in millions, except per share data)	2009	2008	(decrease)		2009	2008	(decrease)

Net sales	$4,208	$4,011	$197		$15,615	$14,901	$714

Operating income	$446	$416	$30		$1,656	$1,685	$(29)
Litigation Gain	—	—	—		—	(126)	126

Segment operating income	$446	$416	$30		$1,656	$1,559	$97

Net interest expense and other income	79	70	9		270	262	8

Effective income tax rate	37.3%	28.6%	870	bpts	34.3%	34.7%	(40	) bpts

Income from continuing operations attributable to L-3	$227	$244	$(17)		$901	$918	$(17)
Net income attributable to L-3	$227	$264	$(37)		$901	$938	$(37)

Diluted EPS:
Income from continuing operations	$1.93	$2.01	$(0.08)		$7.61	$7.43	$0.18
Net income	$1.93	$2.17	$(0.24)		$7.61	$7.59	$0.02
Fourth Quarter Results of Operations: For the 2009 fourth quarter, consolidated net sales increased 5% compared to the 2008 fourth quarter driven by growth in all four of our reportable segments. The increase in consolidated net sales from acquired businesses net of divestitures(2) was $42 million, or 1%.
The 2009 fourth quarter operating income increased by 7% compared to the 2008 fourth quarter. Operating income as a percentage of sales (operating margin) increased to 10.6% for the 2009 fourth quarter from 10.4% for the 2008 fourth quarter. Operating margins increased by 70 basis points primarily due to higher margins for the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) reportable segment and certain businesses within the Electronic Systems (previously named Specialized Products)(3) reportable segment. The increase was partially offset by higher pension expense in the 2009 fourth quarter compared to the 2008 fourth quarter. The increase in pension expense reduced operating income by $23 million ($14 million after income taxes, or $0.12 per diluted share) and reduced operating margin by 50 basis points. The pension expense increase is primarily due to the actuarial losses that we experienced in 2008 as a result of the decline in the fair value of our pension plan assets during 2008, which is amortized as a component of pension expense. See segment results below for additional discussion of segment operating margin.
During the 2009 fourth quarter, L-3 refinanced a substantial portion of its debt. On Oct. 2, 2009, the company completed a $1 billion senior notes offering. A portion of the net proceeds from the offering was used to repay the company’s outstanding $650 million term loan on Oct. 7, 2009. The remaining net proceeds, together with cash on hand, were used to redeem the company’s outstanding $750 million 7 5/8% senior subordinated notes (7 5/8% Notes) on Nov. 2, 2009. The net impact of the refinancing reduced our debt by $400 million. Additionally, on Oct. 23, 2009, we entered into a new $1 billion three-year revolving credit facility that expires on Oct. 23, 2012, replacing the existing $1 billion revolving credit facility that was scheduled to expire on March 9, 2010.
Net interest expense and other income increased by $9 million for the 2009 fourth quarter compared to the same period last year. This increase was primarily due to a $10 million debt retirement charge related to the company’s redemption of the 7 5/8% Notes during the 2009 fourth quarter, approximately $3 million of additional interest expense primarily related to overlapping debt prior to the redemption of the 7 5/8% Notes, and lower interest income on cash investments. These increases were partially offset by income from equity method investments.

(2)	Sales from acquired businesses net of divestitures are comprised of (i) sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

(3)	During the 2009 fourth quarter, the company renamed its Specialized Products reportable segment Electronic Systems to better describe the nature of the segment’s businesses.

L-3 Announces Results for the 2009 Fourth Quarter	Page 3
The effective tax rate for the 2009 fourth quarter increased by 870 basis points compared to the same quarter last year. The 2008 fourth quarter included income tax benefits related to: (1) a net reversal of previously accrued amounts of $18 million, or $0.15 per diluted share, for the completion of examinations of the 2004 and 2005 U.S. Federal income tax returns and certain state and foreign tax accruals, and (2) $13 million, or $0.11 per diluted share, due to the U.S. Federal research and experimentation tax credit that was retroactively re-enacted in December 2008.
In the 2009 fourth quarter as compared to the 2008 fourth quarter, net income attributable to L-3 decreased by $37 million and diluted EPS decreased by $0.24, or 11% to $1.93 from $2.17. Results for the 2008 fourth quarter included a gain of $33 million ($20 million after taxes, or $0.16 per diluted share) related to the divestiture of an 85% owned business on Oct. 8, 2008, which is excluded from income from continuing operations. Income from continuing operations attributable to L-3 for the 2009 fourth quarter compared to the 2008 fourth quarter, decreased by $17 million, or 7%, and diluted EPS from continuing operations decreased by $0.08, or 4%, for the same period last year. Diluted weighted average common shares outstanding for the 2009 fourth quarter compared to the 2008 fourth quarter declined by 3% due to share repurchases of L-3 common stock made during the past year.
Full Year Results from Continuing Operations: For the year ended Dec. 31, 2009, consolidated net sales increased 5% compared to the year ended Dec. 31, 2008, driven primarily by strong growth in the C3ISR reportable segment, and modest growth in the Aircraft Modernization and Maintenance (AM&M) and Electronic Systems reportable segments. These sales increases were partially offset by a decrease in the Government Services reportable segment caused primarily by lower linguist sales. The increase in consolidated net sales from acquired businesses net of divestitures was $187 million, or 1%.
In addition to the $33 million ($20 million after taxes, or $0.16 per diluted share) gain recorded in the 2008 fourth quarter related to the divestiture of a business, the 2008 results were also impacted by three items that, in the aggregate, increased 2008 operating income by $110 million and reduced interest expense by $7 million (net $71 million after income taxes, or $0.58 per diluted share). These three items are collectively referred to as the Q2 2008 Items and are comprised of:
•	A gain of $133 million ($81 million after income taxes, or $0.66 per diluted share) related to the reversal of a $126 million liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict and $7 million of related accrued interest (the “Litigation Gain”),

•	A gain of $12 million ($7 million after income taxes, or $0.06 per diluted share) related to the sale of a product line (the “Product Line Divestiture Gain”), and

•	A non-cash impairment charge of $28 million ($17 million after income taxes, or $0.14 per diluted share) related to a write-down of capitalized software development costs for a general aviation product (the “Impairment Charge”).
Operating income for the year ended Dec. 31, 2009, decreased by 2% compared to the year ended Dec. 31, 2008. Operating income for the year ended Dec. 31, 2009 compared to the year ended Dec. 31, 2008 decreased by $79 million ($48 million after income taxes, or $0.41 per diluted share) because of higher pension expense. In addition, the year ended Dec. 31, 2008 included a net gain of $110 million as a result of the Q2 2008 Items discussed above.
For the year ended Dec. 31, 2009, operating margin decreased by 70 basis points to 10.6% compared to 11.3% for the year ended Dec. 31, 2008. Excluding the Q2 2008 Items, operating margin for 2008 was 10.6%. Operating margin increased by 50 basis points due to higher margins, primarily for the C3ISR reportable segment and certain businesses within the Electronic Systems reportable segment. This increase was offset by higher pension expense for the year ended Dec. 31, 2009 compared to the year ended Dec. 31, 2008, which reduced operating margin by 50 basis points. See segment results below for additional discussion of segment operating margin.
Net interest expense and other income increased by $8 million for the year ended Dec. 31, 2009 compared to the same period last year, primarily due to the 2009 fourth quarter debt retirement charge and the $7 million of accrued interest that was reversed during 2008 in connection with the Litigation Gain. These increases were partially offset by lower interest expense and income from equity method investments.

L-3 Announces Results for the 2009 Fourth Quarter	Page 4
The effective tax rate for the year ended Dec. 31, 2009 decreased by 40 basis points to 34.3% compared to the same period last year. Excluding the Q2 2008 Items, the effective tax rate for the year ended Dec. 31, 2008 was 34.3%.
Income from continuing operations attributable to L-3, for the year ended Dec. 31, 2009, decreased by $17 million, or 2%, and diluted EPS from continuing operations increased by $0.18, or 2%, as compared to the year ended Dec. 31, 2008. Excluding the Q2 2008 Items, income from continuing operations for the year ended Dec. 31, 2009, would have increased by $54 million, or 6%, and diluted EPS from continuing operations would have increased by $0.76, or 11%. Diluted weighted average common shares outstanding for the year ended Dec. 31, 2009 compared to the year ended Dec. 31, 2008 declined by 4% due to share repurchases of L-3 common stock made during the past year.
Orders: Funded orders for the 2009 fourth quarter decreased 1% to $4,246 million compared to $4,294 million for the 2008 fourth quarter, and decreased 11% to $14.7 billion for the year ended Dec. 31, 2009 compared to $16.5 billion for the year ended Dec. 31, 2008. Funded backlog decreased 6% to $10.9 billion at Dec. 31, 2009 compared to $11.6 billion at Dec. 31, 2008.
Cash flow: Net cash from operating activities was $1,407 million for the year ended Dec. 31, 2009, compared to $1,387 million for the year ended Dec. 31, 2008. Capital expenditures, net of dispositions of property, plant and equipment, were $182 million for the year ended Dec. 31, 2009, compared to $203 million for the year ended Dec. 31, 2008.
Reportable Segment Results
C3ISR

	Fourth Quarter				Year Ended Dec. 31,
($ in millions)	2009	2008	Increase		2009	2008	Increase
Net sales	$870.6	$747.2	$123.4		$3,095.0	$2,537.2	$557.8
Operating income	92.5	59.7	32.8		343.9	244.4	99.5
Operating margin	10.6%	8.0%	260	bpts	11.1%	9.6%	150	bpts
Fourth Quarter: C3ISR net sales for the 2009 fourth quarter increased by 17% compared to the 2008 fourth quarter, primarily due to increased demand and new business from the U.S. Department of Defense (DoD) for airborne ISR and networked communication systems for manned and unmanned platforms.
C3ISR operating income for the 2009 fourth quarter increased by 55% compared to the 2008 fourth quarter. Operating margin increased by 260 basis points. Higher sales volume, improved contract performance and a more favorable sales mix for airborne ISR and networked communication systems increased operating margin by 360 basis points. These increases were partially offset by an increase in pension expense of $8 million, which reduced operating margin by 100 basis points.
Full Year: C3ISR net sales for the year ended Dec. 31, 2009 increased by 22% compared to the year ended Dec. 31, 2008 due to trends similar to the 2009 fourth quarter.
C3ISR operating income for the year ended Dec. 31, 2009 increased 41% compared to the year ended Dec. 31, 2008. Operating margin increased by 150 basis points. Higher sales volume, improved contract performance and a more favorable sales mix for airborne ISR and networked communication systems increased operating margin by 250 basis points. These increases were partially offset by an increase in pension expense of $32 million, which reduced operating margin by 100 basis points.
Government Services

	Fourth Quarter		Increase/		Year Ended Dec. 31,
($ in millions)	2009	2008	(decrease)		2009	2008	Decrease
Net sales	$1,070.6	$1,068.1	$2.5		$4,155.1	$4,317.5	$(162.4)
Operating income	102.1	103.5	(1.4)		396.7	425.7	(29.0)
Operating margin	9.5%	9.7%	(20	) bpts	9.5%	9.9%	(40	) bpts
Fourth Quarter: Government Services net sales for the 2009 fourth quarter increased by 0.2% compared to the 2008 fourth quarter. The increase in net sales from acquired businesses was $28 million, or 3%. Sales increased for information technology (IT) support services, primarily for the U.S. Special Operations

L-3 Announces Results for the 2009 Fourth Quarter	Page 5
Command (USSOCOM) and the executive branch of the U.S. Government, and training and other support services for the U.S. Army due to higher volume on new and existing contracts. These increases were partially offset by reduced subcontractor pass-through sales volume of $39 million related to task order renewals for U.S. Army systems and software engineering and sustainment (SSES) services which migrated to a contract where L-3 is not a prime contractor, and lower sales related to Iraq support, including linguist services, which declined by $5 million.
Government Services operating income for the 2009 fourth quarter decreased by 1% compared to the 2008 fourth quarter. Operating margin decreased by 20 basis points. Acquired businesses reduced operating margin by 20 basis points. Lower margins on select contract renewals reduced operating margin by 50 basis points. These decreases were partially offset by the receipt of an award fee for linguist services during the 2009 fourth quarter, which increased operating margin by 20 basis points, and $4 million of litigation accruals that did not recur in the 2009 fourth quarter, which increased operating margin by 30 basis points.
Full Year: Government Services net sales for the year ended Dec. 31, 2009 decreased by 4% compared to the year ended Dec. 31, 2008. Sales declined due to: (1) lower sales of Iraq-related linguist services of $226 million, (2) lower sales due to the timing of deliveries for engineering support services to the DoD, (3) reduced subcontractor pass-through sales volume of $56 million related to the SSES services contract, and (4) lower volume for intelligence support services for the U.S. Army and U.S. Government agencies. These decreases were partially offset by increases for IT support services for USSOCOM and the executive branch of the U.S. Government due to higher volume on new and existing contracts, and net sales from acquired businesses of $110 million, or 3%.
Government Services operating income for the year ended Dec. 31, 2009 decreased by 7% compared to the year ended Dec. 31, 2008. Operating margin decreased by 40 basis points. Lower margins on select 2009 contract renewals and higher 2008 profit margins on certain fixed price contracts reduced operating margin by 50 basis points for the year ended Dec. 31, 2009 compared to the year ended Dec. 31, 2008. Acquired businesses also reduced operating margin by 10 basis points. These decreases were partially offset by a decline in sales of lower margin linguist services, which increased operating margin by 20 basis points.
AM&M

	Fourth Quarter		Increase/		Year Ended Dec. 31,		Increase/
($ in millions)	2009	2008	(decrease)		2009	2008	(decrease)
Net sales	$725.6	$719.6	$6.0		$2,826.4	$2,672.6	$153.8
Operating income	59.1	64.6	(5.5)		243.0	243.1	(0.1)
Operating margin	8.1%	9.0%	(90	) bpts	8.6%	9.1%	(50	) bpts
Fourth Quarter: AM&M net sales for the 2009 fourth quarter increased by 1% compared to the 2008 fourth quarter. The increase in sales is due to: (1) higher demand from existing contracts for systems field support services for U.S. Army rotary wing training aircraft and U.S. Special Operations Forces logistics support, and (2) higher sales for Joint Cargo Aircraft (JCA). These increases were partially offset by sales volume declines for contract field services (CFS) as fewer task orders were received because of more competitors on the current contract that began on Oct. 1, 2008.
AM&M operating income for the 2009 fourth quarter decreased by 9% compared to the 2008 fourth quarter. Operating margin decreased by 90 basis points. Higher pension expense reduced operating margin by 50 basis points. The remaining decrease is primarily due to lower sales volume and sales prices for CFS.
Full Year: AM&M net sales for the year ended Dec. 31, 2009 increased by 6% compared to the year ended Dec. 31, 2008. Higher sales for systems field support services and JCA were partially offset by sales declines for CFS.
AM&M operating income for the year ended Dec. 31, 2009 remained substantially the same compared to the year ended Dec. 31, 2008. Operating margin decreased by 50 basis points. Sales volume declines for CFS reduced operating margin by 40 basis points. Operating margin decreased by 30 basis points primarily due to cost increases on international aircraft modernization contracts. Higher pension expense reduced operating margin by 10 basis points. These decreases were partially offset by $10 million of litigation accruals that did not recur in 2009, which increased operating margin by 30 basis points.

L-3 Announces Results for the 2009 Fourth Quarter	Page 6
Electronic Systems

	Fourth Quarter		Increase/		Year Ended Dec. 31,		Increase/
($ in millions)	2009	2008	(decrease)		2009	2008	(decrease)
Net sales	$1,541.3	$1,475.9	$65.4		$5,538.2	$5,373.8	$164.4

Operating income	$191.9	$188.1	$3.8		$672.6	$645.8	$26.8
Product Line Divestiture Gain	—	—	—		—	(12.2)	12.2
Impairment Charge	—	—	—		—	27.5	(27.5)

Operating income, excluding Q2 2008 Items	$191.9	$188.1	$3.8		$672.6	$661.1	$11.5
Operating margin	12.5%	12.7%	(20	) bpts	12.1%	12.0%	10	bpts
Operating margin, excluding Q2 2008 Items	12.5%	12.7%	(20	) bpts	12.1%	12.3%	(20	) bpts
Fourth Quarter: Electronic Systems net sales for the 2009 fourth quarter increased by 4% compared to the 2008 fourth quarter, reflecting higher sales volume primarily for: (1) deliveries of tactical quiet generators (TQG) for mobile electric power for the U.S. Armed Services, and new and follow-on contracts for shipboard electronics and power distribution, conditioning and conversion products primarily to the U.S. Navy, (2) Electro-Optical/Infrared (EO/IR) products, primarily to the U.S. Air Force and U.S. Army, (3) precision engagement and displays, and (4) a new international contract for the atomic weapons establishment. Additionally, net sales from acquired businesses were $14 million, or 1%. These increases were partially offset by decreases for: (1) combat propulsion systems due to a reduction in DoD funding for the Bradley fighting vehicle, (2) training & simulation due to contracts nearing completion, (3) aviation products as a result of reduced demand from commercial customers, and (4) security & detection and undersea warfare due to delays in receipt of expected orders and timing of deliveries.
Electronic Systems operating income for the 2009 fourth quarter increased by 2% compared to the 2008 fourth quarter. Operating margin decreased by 20 basis points. Higher pension expense of $12 million decreased operating margin by 70 basis points. This decrease was partially offset by an increase of 40 basis points due to higher sales volume and improved contract performance across several business areas, primarily EO/IR products and power & control systems. Acquired businesses also increased operating margin by 10 basis points.
Full Year: Electronic Systems net sales for the year ended Dec. 31, 2009 increased by 3% compared to the year ended Dec. 31, 2008, reflecting higher sales volume primarily for: (1) EO/IR products, (2) deliveries of mobile and ground-based satellite communications systems and spare parts for the U.S. military, communication services primarily to the DoD, and higher sales volume for tactical signal intelligence systems, and (3) TQG and shipboard electronics and power distribution, conditioning and conversion products. The increase in net sales from acquired businesses was $78 million, or 1%, and pertains mostly to the Electro-Optical Systems (EOS) business acquired on April 21, 2008, and to Chesapeake Sciences Corporation acquired on January 30, 2009. These increases were partially offset by decreases primarily for: (1) aviation products as a result of reduced demand from commercial customers, and (2) security & detection and undersea warfare due to trends similar to the 2009 fourth quarter.
Electronic Systems operating income for the year ended Dec. 31, 2009 increased by 4% compared to the year ended Dec. 31, 2008. Operating margin increased by 10 basis points. Excluding the Product Line Divestiture Gain and non-cash Impairment Charge, operating margin decreased by 20 basis points compared to the year ended Dec. 31, 2008. An increase in pension expense of $42 million reduced operating margin by 80 basis points. Operating margin increased by 40 basis points primarily due to higher sales volume and favorable sales mix for EO/IR products and power & control systems. Operating margin increased by 10 basis points due to $6 million of litigation accruals that did not recur in 2009. Acquired businesses increased operating margin by 10 basis points.

L-3 Announces Results for the 2009 Fourth Quarter	Page 7
Financial Guidance
Based on information known as of today, the company revised its consolidated and segment financial guidance for the year ending Dec. 31, 2010, as presented in the tables below. All financial guidance amounts are estimates subject to revisions in the future for matters discussed under the “Forward-Looking Statements” cautionary language on the next page, and the company undertakes no duty to update its guidance.
Consolidated 2010 Financial Guidance
($ in billions, except per share data)

		Prior
	Current	(Oct. 27, 2009)

Net sales	$15.8 to $16.0	$15.7 to $15.9
Operating margin	10.7%	10.7%
Effective tax rate	35.8%	35.8%
Diluted EPS	$8.00 to $8.20	$7.85 to $8.05

Net cash from operating activities	$1.50	$1.50
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.25	0.25

Free cash flow(4)	$1.25	$1.25

The company’s 2010 financial guidance assumes the following:
•	Sales for the Special Operations Forces Support Activity (SOFSA) contract through approximately May 31, 2010,
•	Pension expense is expected to be approximately $148 million, or approximately $25 million lower than pension expense for 2009. The 2010 pension expense assumes a discount rate of 6.26% as compared to 6.49% in 2009, and
•	An expectation that the U.S. Federal research and experimental (R&E) tax credit that expired on Dec. 31, 2009 will be extended for the year ended Dec. 31, 2010. The benefit of the R&E credit on the 2010 tax rate is approximately $0.14 per diluted share.
Segment 2010 Financial Guidance
($ in billions)

	Current	Prior
Net Sales:
C3ISR	$3.4 to $3.5	$3.3 to $3.4
Government Services	$4.0 to $4.1	$4.0 to $4.1
AM&M	$2.7 to $2.8	$2.6 to $2.7
Electronic Systems	$5.6 to $5.7	$5.7 to $5.8
Operating Margins:
C3ISR	11.2% to 11.4%	11.1% to 11.3%
Government Services	9.6% to 9.8%	9.6% to 9.8%
AM&M	8.8% to 9.0%	8.9% to 9.1%
Electronic Systems	11.7% to 11.9%	11.7% to 11.9%

(4)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2009 Fourth Quarter	Page 8
Additional financial information regarding the 2009 fourth quarter results and the 2010 updated financial guidance is available on the company’s Web site at www.L-3com.com.
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, January 28, 2010 at 11:00 a.m. EST that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer and Ralph G. D’Ambrosio, vice president and chief financial officer, will host the call.
11:00 a.m. EST
10:00 a.m. CST
  9:00 a.m. MST
  8:00 a.m. PST
Listeners may access the conference call live over the Internet at the company’s Web site at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our Web site to download and install any necessary audio software. The archived version of the call may be accessed at our Web site or by dialing (888) 286-8010 (passcode: 19558006), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs over 66,000 people worldwide and is a prime contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, subsystems and systems. The company reported 2009 sales of $15.6 billion.
To learn more about L-3, please visit the company’s Web site at www.L-3com.com. L-3 uses its Web site as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s Web site and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the Company’s 2010 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to

L-3 Announces Results for the 2009 Fourth Quarter	Page 9
maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications market; global economic uncertainty; the DoD’s contractor support services in-sourcing initiative; our ability to perform contracts on schedule; events beyond our control such as acts of terrorism; our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; outcome of matters relating to the Foreign Corrupt Practice Act; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ''Part I — Item 1A — Risk Factors’’ and Note 18 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended Dec. 31, 2008 as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Fourth Quarter		Year Ended Dec. 31,
	2009	2008	2009	2008

Net sales	$4,208	$4,011	$15,615	$14,901

Cost of sales	3,762	3,595	13,959	13,342

Litigation Gain	—	—	—	126	(a)

Operating income	446	416	1,656	1,685	(b)

Interest and other income, net	7	6	19	28
Interest expense	76	76	279	290	(b)
Debt retirement charge	10	—	10	—

Income from continuing operations before income taxes	367	346	1,386	1,423
Provision for income taxes	137	99	475	494

Income from continuing operations	$230	$247	$911	$929
Gain on sale of a business, net of income taxes of $13 million	—	20	—	20

Net income	$230	$267	$911	$949	(b)
Less: Net income attributable to noncontrolling interests	3	3	10	11

Net income attributable to L-3	$227	$264	$901	$938	(b)
Less: Net income allocable to participating securities	2	3	8	9

Net income allocable to L-3’s common shareholders	$225	$261	$893	$929	(b)

Earnings per share allocable to L-3’s common shareholders:
Basic:
Income from continuing operations	$1.94	$2.02	$7.65	$7.50
Gain on sale of a business, net of income taxes	$—	$0.16	$—	$0.17

Net income	$1.94	$2.18	$7.65	$7.67

Diluted:
Income from continuing operations	$1.93	$2.01	$7.61	$7.43
Gain on sale of a business, net of income taxes	$—	$0.16	$—	$0.16

Net income	$1.93	$2.17	$7.61	$7.59	(b)

L-3 weighted average common shares outstanding:

Basic	115.8	119.5	116.8	121.2

Diluted	116.6	120.1	117.4	122.4

(a)	Represents a litigation gain to reverse an accrued liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict.

(b)	Includes the Q2 2008 Items, which increased operating income by $110 million, reduced interest expense by $7 million and increased net income by $71 million, or $0.58 per diluted share.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Fourth Quarter		Year Ended Dec. 31,
	2009	2008	2009	2008

Segment Operating Data

Net Sales:
C3ISR	$870.6	$747.2	$3,095.0	$2,537.2
Government Services	1,070.6	1,068.1	4,155.1	4,317.5
AM&M	725.6	719.6	2,826.4	2,672.6
Electronic Systems	1,541.3	1,475.9	5,538.2	5,373.8

Total	$4,208.1	$4,010.8	$15,614.7	$14,901.1

Operating income:
C3ISR	$92.5	$59.7	$343.9	$244.4
Government Services	102.1	103.5	396.7	425.7
AM&M	59.1	64.6	243.0	243.1
Electronic Systems	191.9	188.1	672.6	645.8	(c)

Total	$445.6	$415.9	$1,656.2	$1,559.0	(d)

Operating margin:
C3ISR	10.6%	8.0%	11.1%	9.6%
Government Services	9.5%	9.7%	9.5%	9.9%
AM&M	8.1%	9.0%	8.6%	9.1%
Electronic Systems	12.5%	12.7%	12.1%	12.0	% (c)
Total	10.6%	10.4%	10.6%	10.5	% (d)

Depreciation and amortization:
C3ISR	$11.9	$10.1	$43.3	$40.2
Government Services	10.8	8.8	39.7	34.9
AM&M	3.7	5.9	19.1	24.5
Electronic Systems	30.1	26.6	116.5	106.6

Total	$56.5	$51.4	$218.6	$206.2

Funded order data
C3ISR	$905	$910	$3,156	$2,963
Government Services	839	1,033	3,717	4,512
AM&M	758	848	2,594	2,947
Electronic Systems	1,744	1,503	5,264	6,110

Total	$4,246	$4,294	$14,731	$16,532

			Dec. 31,	Dec. 31,
			2009	2008
Period end data
Funded backlog			$10,862	$11,572

(c)	Electronic Systems operating income includes the Product Line Divestiture gain of $12 million and a non-cash Impairment Charge of $28 million, which reduced operating margin by 30 basis points for the year ended Dec. 31, 2008.

(d)	Segment operating income and operating margin excludes the litigation gain of $126 million for the reversal of an accrued liability as a result of a June 27, 2008 decision by the U.S. Court of Appeals, which vacated an adverse 2006 jury verdict.

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	Dec. 31,
	2009	2008
ASSETS

Cash and cash equivalents	$1,016	$867
Billed receivables, net	1,149	1,226
Contracts in process	2,364	2,267
Inventories	239	259
Deferred income taxes	195	211
Other current assets	138	131

Total current assets	5,101	4,961

Property, plant and equipment, net	854	821
Goodwill	8,190	8,029
Identifiable intangible assets	377	417
Other assets	241	256

Total assets	$14,763	$14,484

LIABILITIES AND EQUITY

Accounts payable, trade	$464	$602
Accrued employment costs	642	700
Accrued expenses	481	479
Advance payments and billings in excess of costs incurred	519	530
Income taxes	20	45
Other current liabilities	368	351

Total current liabilities	2,494	2,707

Pension and postretirement benefits	820	802
Deferred income taxes	209	127
Other liabilities	470	414
Long-term debt	4,112	4,493

Total liabilities	8,105	8,543

Shareholders’ equity	6,565	5,858
Noncontrolling interests	93	83

Total equity	6,658	5,941

Total liabilities and equity	$14,763	$14,484

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended Dec. 31,
	2009	2008
Operating activities
Net income	$911	$949
Depreciation of property, plant and equipment	158	152
Amortization of intangibles and other assets	60	54
Deferred income tax provision	51	154
Stock-based employee compensation expense	74	63
Contributions to employee saving plans in L-3 Communications Holdings, Inc.’s common stock	139	141
Amortization of pension and postretirement benefit plans net loss and prior service cost	52	4
Amortization of bond discounts (included in interest expense)	23	21
Amortization of deferred debt issue costs (included in interest expense)	11	11
Gain on sale of a business	—	(20)
Impairment charge	—	28
Gain on sale of product line	—	(12)
Other non-cash items	(4)	(5)

Changes in operating assets and liabilities, excluding acquired amounts
Billed receivables, net	107	49
Contracts in process	(65)	(162)
Inventories	13	(25)
Accounts payable, trade	(118)	31
Accrued employment costs	(59)	66
Accrued expenses	(41)	81
Advance payments and billings in excess of costs incurred	(17)	101
Income taxes	51	(2)
Excess income tax benefits related to share-based payment arrangements	(4)	(10)
Other current liabilities	15	(128)
Pension and postretirement benefits	43	(81)
All other operating activities	7	(73)

Net cash from operating activities	1,407	1,387

Investing activities
Business acquisitions, net of cash acquired	(90)	(283)
Proceeds from sale of businesses and product lines	—	63
Capital expenditures	(186)	(218)
Disposition of property, plant and equipment	4	15
Other investing activities	—	(9)

Net cash used in investing activities	(272)	(432)

Financing activities
Proceeds from sale of senior notes	996	—
Repayment of borrowings under term loan facilities	(650)	—
Redemption of senior subordinated notes	(750)	—
Common stock repurchased	(505)	(794)
Dividends paid on L-3 Communications Holdings, Inc.’s common stock	(165)	(147)
Proceeds from exercise of stock options	24	40
Proceeds from employee stock purchase plan	70	69
Debt issue costs	(22)	—
Excess income tax benefits related to share-based payment arrangements	5	10
Other financing activities	(8)	(18)

Net cash used in financing activities	(1,005)	(840)

Effect of foreign currency exchange rate changes on cash and cash equivalents	19	(28)
Net increase in cash and cash equivalents	149	87
Cash and cash equivalents, beginning of the period	867	780

Cash and cash equivalents, end of the period	$1,016	$867

Table E
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE QUARTER ENDED DEC. 31, 2008
(in millions, except per share data)

		Adjustments For:
	As Previously	Noncontrolling	Participating	Convertible	As Currently
	Reported	Interest(e)	Securities(f)	Debt(g)	Reported

Net sales	$4,011	$—	$—	$—	$4,011

Cost of sales	3,595	—	—	—	3,595

Operating income	416	—	—	—	416
Interest and other income, net	6	—	—	—	6
Interest expense	71	—	—	5	76
Minority interests in net income of consolidated subsidiaries	3	(3)	—	—	—

Income from continuing operations before income taxes	348	3		(5)	346

Provision for income taxes	101	—	—	(2)	99

Income from continuing operations	$247	$3	$—	$(3)	$247
Gain on sale of a business, net of income taxes of $13 million	20	—	—	—	20

Net income	$267	$3	$—	$(3)	$267
Less: Net income attributable to noncontrolling interests	—	3	—	—	3

Net income attributable to L-3	$267	$—	$—	$(3)	$264
Less: Net income allocable to participating securities	—	—	3	—	3

Net income allocable to L-3’s common shareholders	$267	$—	$(3)	$(3)	$261

Earnings per share allocable to L-3’s common shareholders:
Basic:
Income from continuing operations	$2.06	$—	$(0.02)	$(0.02)	$2.02
Gain on sale of a business, net of income taxes	0.17	—	(0.01)	—	0.16

Net income	$2.23	$—	$(0.03)	$(0.02)	$2.18

Diluted:
Income from continuing operations	$2.04	$—	$(0.01)	$(0.02)	$2.01
Gain on sale of a business, net of income taxes	0.17	—	(0.01)	—	0.16

Net income	$2.21	$—	$(0.02)	$(0.02)	$2.17

L-3 weighted average common shares outstanding:

Basic	119.5	—	—	—	119.5

Diluted	120.7	—	(0.6)	—	120.1

(e)	The company retrospectively applied the presentation requirements of the newly issued standard for noncontrolling interests in consolidated financial statements by: (1) reclassifying noncontrolling interests (minority interests) to equity on the company’s balance sheets and (2) including income attributable to noncontrolling interests in net income on the company’s statement of operations.

(f)	In accordance with the provisions of the newly issued standard for determining whether instruments granted in share-based payment transactions are participating securities, the company is including the impact of restricted stock and restricted stock units that are entitled to receive non-forfeitable dividends when calculating both basic and diluted earnings per share attributable to L-3.

(g)	In accordance with the newly issued standard for convertible debt, the company is separately accounting for the liability and equity (conversion option) components of the 3% Convertible Contingent Debt Securities (CODES) in a manner that reflects the company’s non-convertible debt borrowing rate when interest expense is recognized. Previously, the CODES were recorded at maturity value. The convertible debt standard does not apply to the company’s other outstanding debt instruments because they are not convertible debt instruments within its scope.

Table F
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR-TO-DATE ENDED DEC. 31, 2008
(in millions, except per share data)

		Adjustments For:
	As Previously	Noncontrolling	Participating	Convertible	As Currently
	Reported	Interest	Securities	Debt	Reported

Net sales	$14,901	$—	$—	$—	$14,901

Cost of sales	13,342	—	—	—	13,342

Litigation Gain	126	—	—	—	126

Operating income	1,685	—	—	—	1,685
Interest and other income, net	28	—	—	—	28
Interest expense	271	—	—	19	290
Minority interests in net income of consolidated subsidiaries	11	(11)	—	—	—

Income from continuing operations before income taxes	1,431	11		(19)	1,423

Provision for income taxes	502	—	—	(8)	494

Income from continuing operations	$929	$11	$—	$(11)	$929
Gain on sale of a business, net of income taxes of $13 million	20	—	—	—	20

Net income	$949	$11	$—	$(11)	$949
Less: Net income attributable to noncontrolling interests	—	11	—	—	11

Net income attributable to L-3	$949	$—	$—	$(11)	$938
Less: Net income allocable to participating securities	—	—	9	—	9

Net income allocable to L-3’s common shareholders	$949	$—	$(9)	$(11)	$929

Earnings per common share allocable to L-3’s common shareholders:
Basic:
Income from continuing operations	$7.66	$—	$(0.06)	$(0.10)	$7.50
Gain on sale of a business, net of income taxes	0.17	—	—	—	0.17

Net income	$7.83	$—	$(0.06)	$(0.10)	$7.67

Diluted:
Income from continuing operations	$7.56	$—	$(0.04)	$(0.09)	$7.43
Gain on sale of a business, net of income taxes	0.16	—	—	—	0.16

Net income	$7.72	$—	$(0.04)	$(0.09)	$7.59

L-3 weighted average common shares outstanding:

Basic	121.2	—	—	—	121.2

Diluted	122.9	—	(0.5)	—	122.4